UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                (AMENDMENT NO. 1)
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              TASTY BAKING COMPANY
             (Exact name of registrant as specified in its charter)



              Pennsylvania                               23-1145880
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


                            2801 Hunting Park Avenue
                             Philadelphia, PA 19129
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                      Name of each exchange on which
      to be so registered                      each class is to be registered

    Common Stock, $.50 par                        New York Stock Exchange


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
_____(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                -----------------
                                (Title of Class)




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Item 1.  Description of Registrant's Securities to be Registered.

Common Stock

                  The following description of the capital stock of Tasty Baking Company (the "Company") summarizes in all material respects the principal rights of the holders of such stock but does not purport to be complete and is subject in all respects to applicable Pennsylvania law and to the provisions of the Company's Articles of Incorporation, as amended ("Articles of Incorporation"), and Bylaws, as amended ("Bylaws"), both of which have been incorporated herein by reference as exhibits to this Registration Statement.

                  The capital stock registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's common stock with a par value of $0.50 per share (the "Common Stock"). A holder of shares of Common Stock is entitled to one vote per share on all matters to be voted upon by shareholders, except in the election for directors for which the the Bylaws of the Company permit cumulative voting. In the election of directors, every shareholder entitled to vote shall have the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the total number of directors to be elected in the same election, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates. The candidates receiving the highest number of votes up to the number of directors to be elected shall be elected.

                  Any action to be taken at any meeting of shareholders shall be authorized by a majority of the votes cast at such meeting by all shareholders entitled to vote thereon, unless the question is one upon which, by express provision of the applicable law or of the Articles of Incorporation or the Bylaws, a different vote is required in which case such express provision shall govern and control the decision of such question.

                  The holders of the Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the provisions of the Articles of Incorporation of the Company. Before the payment of any dividend, the Bylaws of the Company permit to be set aside out of any funds of the Company available for dividends such sum or sums as the directors of the Company from time to time, in their discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purposes as the directors of the Company shall think conducive to the interest of the Company. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are fully paid and nonassessable.

                  The Articles of Incorporation provide for a classified Board of Directors consisting of three classes of Directors with each class serving a three year term. The Articles of Incorporation also provide for cumulative voting in the election of Directors and that the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the




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

Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any director from office without cause. In addition, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or adopt any provisions inconsistent with, or repeal
Article 6 of the Articles of Incorporation of the Company (which Article sets forth provisions related to the directors of the Company, including, but not limited to, the classification, election and removal of directors) or any provision thereof at any annual or special meeting of shareholders of the Company.

                  The above-described and other provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors and, therefore, may discourage another person or entity from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management.

Item 2.  Exhibits.

         1. Articles of Incorporation of the Company, as amended (Incorporated by Reference to Exhibit 3(a) to the Company's Report on Form 10-K for the year ended December 26, 1998).

         2. Bylaws of the Company, as amended (Incorporated by Reference to Exhibit 10 to the Company's Report on Form 10-Q for the twenty-six weeks ended June 24, 2000).

         3.       Specimen certificate of the Company's Common Stock.












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



                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    TASTY BAKING COMPANY
                                    --------------------------------------
                                            (Registrant)

                                    Date:  July 27, 2001



                                    By:   /s/ Carl S. Watts
                                         --------------------------------------
                                          Carl S. Watts
                                          Chairman of the Board, President, and
                                          Chief Executive Officer












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